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                                                       Exhibit 99
Consumers Energy                       news
________________________________________________________________________
A CMS Energy Company    212 West Michigan Avenue     Tel: 517 788 0333
                        Jackson, MI 49201-2277       Fax: 517 788 2397


     JACKSON, Mich., March 7,1997 -- Consumers Energy, the principal subsidiary of CMS Energy Corporation (NYSE:CMS), today filed its response to questions from the Michigan Public Service Commission (MPSC) related to the implementation of an electric utility restructuring plan in Michigan. The utility's response includes a detailed program for initial implementation of the plan on a voluntary basis.
     Using the definition of transition costs adopted by the MPSC Staff in its December 1996 report, Consumers Energy estimates its transition costs to be $1.761 billion and its implementation costs to be $200 million, for a total of $1.961 billion. Transition and implementation costs would be charged only to those customers electing to purchase electricity from suppliers other than Consumers during the 1997-2007 time period in the form of a delivery surcharge.
     Transition costs include regulatory asset costs of $70.3 million; nuclear facility costs of $220.1 million; decommissioning costs of $16.2 million for the Ludington Pumped Storage Plant and conventional hydros; and contract capacity charges of $1,459.5 million. An offset for Rate DA charges reduces the total by $4.9 million. The transition costs represent costs that, "pursuant to the current regulated industry structure, have already been subjected to regulatory scrutiny, and have been found to be properly recoverable from customers," the filing stated.
     Implementation costs include employee-related restructuring costs of $50 million and other implementation costs of $150 million. They represent costs that will have to be incurred in the future in order to move to the competitive industry structure envisioned by the MPSC Staff report. The utility noted in its response that the implementation of any meaningful restructuring plan will require the expenditure of significant sums for new billing systems, new metering equipment, the establishment of an independent system operator and other similar items. "The technology needed to gather and communicate the information necessary to allow large-scale retail direct access includes the installation of communication equipment on customer meters, infrastructure investment needed to transmit the customer information gathered at the meter, and computer hardware and software investment necessary to process the information for use in preparing bills." A completely new billing system will also be needed to accommodate unbundled pricing.
     The utility estimates that the levelized transition charge for the recovery of costs associated with regulatory assets, nuclear facilities, hydro decommissioning and purchased power agreements would be 1.31 cents per kilowatt hour (kWh). The levelized implementation charge for recovery of employee-related restructuring costs and other implementation costs would be 0.14 cents per kWh, bringing the total charge to a customer electing retail direct access service to 1.45 cents per kWh. Customers who remain a part of the Consumers Energy system would continue to pay current MPSC-approved bundled rates and, therefore, would not be required to pay transition and implementation charges.
     Because the amounts are based on a number of assumptions, including sales levels, Consumers Energy believes it would be appropriate to "true-up" the collection of transition and implementation charges in 2001 and 2004 to reflect actual sales of electricity.
     The utility also includes a securitization proposal in its filing. This would involve the issuance of approximately $4 billion of rate reduction bonds providing a decrease in customer rates in excess of $200 million per year if appropriate legislation were passed.
     Today's filing includes a plan to allocate direct access capacity to customers beginning this year and continuing through 2004 when all customers would be free to choose their supplier. The utility proposes that, in 1997, residential, secondary and primary customer classes be allocated 49,000 kilowatts (kW), 32,000 kW and 69,000 kW of direct access capacity respectively. "Customers with maximum demands less than 1,000 kW and those customers who are metered with energy-only recording meters, must obtain their power supply for retail direct access through an aggregator," the proposal stated.
     "Upon completing its analysis of the information it has solicited, Consumers Energy believes the Commission should (i) issue an order endorsing the restructuring plan set forth in the Staff Report, as that plan has been further developed in this response, (ii) include in that order a recommendation to the Legislature that it enact legislation which is consistent with that plan, and (iii) accept the Company's offer of voluntary implementation.
     "Because of the importance of gaining legislative authorization of the restructuring plan, the Company's willingness to voluntarily implement this plan would cease as of December 31, 1997, unless utility restructuring legislation has been enacted by that date."
     Consumers Energy, the principal subsidiary of CMS Energy Corporation, is Michigan's largest utility providing natural gas and electricity to more than six million of the state's nine and one-half million residents in all 68 Lower Peninsula counties.
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March 7, 1997
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